UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2025

AMERICAN BATTERY TECHNOLOGY COMPANY
(Exact name of registrant as specified in its charter)

Nevada	001-41811	33-1227980
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

100 Washington Street, Suite 100 Reno, NV	89503
(Address of principal executive offices)	(Zip Code)

(775) 473-4744

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	ABAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of Material Definitive Agreement.

As previously announced, on September 1, 2023, American Battery Technology Company (the “Company”) and the United States Department of Energy (the “DOE”), through its Manufacturing Energy Supply Chain (“MESC”) office, entered into an Assistance Agreement (the “Grant”) award number DE-MS0000010, for a $115,489,662 project for the design, construction, commissioning, and operation of a commercial scale facility for the manufacturing of battery cathode grade lithium hydroxide. Under the Grant, the DOE’s cost share is $57,744,831 and the Company’s cost share is $57,744,831. On May 15, 2025, the Company was notified that, due to a memorandum issued by the DOE, all grants awarded through the MESC office were to undergo an audit process regarding the federal stewardship and substantial involvement terms of all such grants. On October 9, 2025, the DOE notified the Company that the Grant was terminated, effective as of the end of the budget period ending August 31, 2025. On October 10, 2025, the Company submitted an appeal of the termination, and intends to pursue its dispute resolution remedies in connection with the termination of the Grant.

As of October 9, 2025 there were approximately $52 million of reimbursable DOE funds remaining on the Assistance Agreement, and year-to-date the Company has already raised over $52 million of funds from the public markets. Regardless of the outcome of the appeal process, the Company intends to move forward with the project without impact to timeline or scope.

The Company’s Tonopah Lithium Flats Project (TFLP), as previously announced in June 2025, has been selected as a Transparency Priority Project by the National Energy Dominance Council (NEDC) and U.S. Federal Permitting Council. This designation highlights the project’s role in advancing domestic critical mineral lithium production and supporting U.S. energy independence. The project is featured on the FAST-41 Permitting Dashboard. There is no change to the Company’s status as a Priority Project.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 14, 2025, the Board of Directors of the Company (the “Board”) approved certain amendments to the Company’s Amended and Restated Bylaws (as so amended, the “Amended and Restated Bylaws”). The amendments contained in the Amended and Restated Bylaws, include: clarification regarding the procedures for a stockholder to vote by proxy; clarification that directors who are also employees of the Company do not receive additional compensation for their service as a director; and amendment of the voting standard required to remove a director from office to conform with Nevada Revised Statute 78.335.

The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Bylaws, a copy of which is filed with this Form 8-K as Exhibit 3.1 and incorporated into this report by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On October 14, 2025, the Board approved certain amendments to the Company’s Board Directors Code of Conduct (the “Board Code of Conduct”). The Board Code of Conduct, which applies to each member of the Board, is in addition to the Company’s Employee Code of Conduct, which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, and all other employees of the Company. Both of the Board Code of Conduct and Employee Code of Conduct are available, free of charge, on the Company’s website at americanbatterytechnology.com. The information contained on our website, and any references to our website in this Form 8-K, is not incorporated by reference in, or considered part of, this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of American Battery Technology Company, dated October 14, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BATTERY TECHNOLOGY COMPANY

Date: October 15, 2025	By:	/s/ Ryan Melsert
Ryan Melsert
Chief Executive Officer